EXHIBIT 99.1

OXiGENE and Azanta A/S Establish Partnership to Provide ZYBRESTAT(TM) for ATC in Europe on Named Patient, Compassionate Use Basis

SOUTH SAN FRANCISCO, Calif., and HELLERUP, Denmark, Dec. 12, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, and Azanta Danmark A/S, a specialty pharmaceutical company focused on oncology, women's health and addiction medicine, have established a partnership agreement to provide access to ZYBRESTAT for the treatment of patients in Europe and Canada with anaplastic thyroid cancer (ATC) on a compassionate use basis. OXiGENE's newly-formed Named Patient Program (NPP), to be managed by Azanta, provides a regulatory mechanism to allow healthcare professionals in Europe and Canada to prescribe ZYBRESTAT to individual ATC patients while it is still in development.

Under the terms of the agreement, OXiGENE will provide ZYBRESTAT to Azanta. Azanta will serve as exclusive distributor for ZYBRESTAT in the specified territory for this purpose and will provide ZYBRESTAT to physicians solely to treat ATC on a compassionate use basis in the territory covered by the agreement until such time as ZYBRESTAT may obtain marketing approval in that territory. The territory includes the European Union, including the Nordic countries and Switzerland, and Canada, and the agreement may also be expanded to include other countries on a country-by-country basis. OXiGENE and Azanta will cooperate on regulatory activities relating to ZYBRESTAT for the treatment of ATC within the territory. There will be no transfer of ownership of intellectual property rights for ZYBRESTAT to Azanta under the terms of the agreement.

Commented Peter J. Langecker, M.D., Ph.D., Chief Executive Officer of OXiGENE: "This agreement represents a critical milestone in the ongoing development of ZYBRESTAT, reflecting OXiGENE's commitment to facilitate access to this potentially valuable therapy by ATC patients who have no other treatment options. We are delighted to work in partnership with Azanta, a privately held European specialty pharmaceutical company with specialized technical and regulatory expertise in implementing compassionate use programs. While Azanta focuses on our Named Patient Program, we will continue to pursue a global regulatory strategy for ZYBRESTAT in ATC, including seeking additional financing for the FACT 2 study, with the goal of initiating this pivotal trial in 2012."

Commented Claus Moeller, Chief Executive Officer of Azanta: "Partnering with OXiGENE to distribute ZYBRESTAT to European and Canadian ATC patients under appropriate regulatory auspices reflects our strategy to build industry leadership by making innovative developmental therapies available to patients in international markets. We believe that ZYBRESTAT has generated an impressive body of safety and activity data, with a suggested survival benefit in ATC, and has significant therapeutic and commercial potential. We are pleased to make our distribution and regulatory expertise available to help advance this promising therapeutic option, and we look forward to a productive collaboration."

About ZYBRESTAT

OXiGENE believes that ZYBRESTAT is poised to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has shown potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

About Azanta

Azanta A/S is a specialty pharma company primarily operating within oncology, women's health and addiction medicine. The vision of Azanta A/S is to become an international market leader within specialty pharma products and innovative pharmaceutical concepts. Azanta A/S currently markets or makes available nine specialty pharma products in the Nordic region and in the U.K., including Nimoral, a hypoxic radiosensitizer for the treatment of head and neck cancer patients undergoing primary radiotherapy. In addition, Azanta A/S has a portfolio of low risk development projects which are planned to be commercialized within the next two to three years.

The Azanta Danmark A/S logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11229

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include possible outcomes of clinical studies involving ZYBRESTAT, interest among potential partners or regulatory filings and outcomes, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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